Exhibit 99

NEWS

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gpipas@ford.com

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY FEBRUARY U.S.
SALES MATCH YEAR AGO LEVELS

DEARBORN, MI, Mar. 3, 2003 - U.S. customers purchased or leased 268,196 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in February 2003, virtually matching last February's sales of 268,404.

Year-to-date, the company's sales were 510,751, up 1.9 percent compared with a year ago.

"February was a challenging month," said Jim O'Connor, Ford Group Vice President, North America Marketing, Sales and Service. "Plagued by uncertainty and paralyzing weather - no wonder consumer confidence slumped. Considering all that, our sales were pretty good and our market share was higher for the second month in a row."

O'Connor noted that monthly sales and economic data have been volatile over the last year. "We expect this to continue in the coming months," he added. "In a roller coaster environment, the best strategy is stick to the basics and focus on the things you can control."

Ford Division sales were 227,328, up 2 percent compared with a year ago. Taurus, Focus, Windstar, Escape, and the Econoline achieved the largest year-to-year gains.

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Mercury sales were 14 percent lower than a year ago despite stronger sales for the Grand Marquis.

Lincoln sales were 5 percent lower than a year ago. Navigator sales were up 14 percent and the new Aviator added 1,469 to Lincoln's SUV total. Town Car sales were about equal to a year ago.

Volvo sales were 8 percent higher than a year ago thanks to the addition of the award-winning XC90 sport utility vehicle. Volvo sales have increased four months in a row.

Land Rover sales were 2,530, down 3 percent from last year's record sales. Sales of high-end products (like Range Rover and Discovery) improved, but Freelander sales declined.

Jaguar sales were 3,712, down 33 percent from last year's record sales. Most of the decline reflected lower sales for the X-TYPE. The redesigned XK and S-TYPE models held their own. A new XJ sedan will debut this summer.

North American Production
-------------------------
The company's first quarter North American production plan remains unchanged from the prior forecast at 1.035 million vehicles, unchanged from the prior forecast, and 2 percent lower than a year ago.